EXHIBIT 10.15

                  NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

          This NONCOMPETITION AGREEMENT is made as of April 17, 1997 by and between Mac-Gray II, Inc., a Delaware corporation (the "Company"), and __________________ ("Executive"). Reference is made to that certain Agreement and Plan of Merger dated as of the date of this Agreement (the "Merger Agreement") by and among the Company, Mac-Gray Co., Inc., Mac-Gray Acquisition Corp. ("Acquisition Corp."), Executive, Sun Services of America, Inc., a Florida corporation ("SSA"), and R. Bodden Coin-Op-Laundry, Inc. ("Bodden"). Capitalized terms used in this Agreement and not defined herein shall have the respective meanings given to them in the Merger Agreement.

         WHEREAS, concurrently with the execution and delivery of this Agreement, the parties are consummating the transactions contemplated by the Merger Agreement, pursuant to which Acquisition Corp. will merge with and into Bodden, SSA will merge with and into the Company and Executive will receive in exchange for the capital stock of SSA and Bodden cash and shares of Company Stock (the "Mergers");

         WHEREAS, prior to the Mergers, Executive was the sole stockholder of, and was principally involved in the management of the business of, each of SSA and Bodden; and

         WHEREAS, as a material inducement to the Company and Executive to consummate the transactions contemplated by the Merger Agreement, the Company and Executive are executing and delivering this Agreement,

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.       NONCOMPETITION

         (a) Executive covenants and agrees that, for a period beginning on the date of this Agreement and expiring on the third anniversary of the later of (i) the date on which the Consulting Period (as defined in the Consulting Agreement) expires and (ii) the date on which Executive ceases to serve as a director of the Company (such later date is referred to herein as the "Termination Date"), he shall not, without the express prior written consent of the Company, directly or indirectly, anywhere in the Restricted Area (as defined below) (A) engage in any activity in the Designated Industry (as defined below) or (B) engage, participate or invest in or assist (whether as owner, part-owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant, or in any other capacity) any business organization whose activities, products or services are in the Designated Industry; PROVIDED, HOWEVER, that Executive may make passive investments in a competitive enterprise, the shares of which are publicly traded, if Executive's aggregate investment in such enterprise constitutes less than one percent (1%) of the equity ownership of such enterprise. Without implied limitation, the foregoing noncompetition covenant shall prohibit Executive from (i) hiring, attempting to hire or otherwise soliciting, for or on behalf of any entity or person, any officer or other employee of the Company or any of its Affiliates (as defined below), or authorizing or approving any such action by any other person, (ii) encouraging for or on behalf of any entity or person any officer or other employee to terminate his or her relationship or employment with the Company or any of its Affiliates, (iii) soliciting for or on behalf of any entity or person any customer of the Company or any of its Affiliates and (iv) diverting to any entity or person any customer of the Company or any of its Affiliates. Notwithstanding the foregoing, the provisions of this Section 1(a) shall cease to be in effect if and for so long as both (A) the Company is either (x) in default in the payment of any amount due to Executive pursuant to Section 3 of the Consulting Agreement or (y) in material breach of any of its obligations to Executive under the Stockholders' Agreement or the Merger Agreement and (B) Executive is not then in material breach of any of his obligations under the Consulting Agreement, the Stockholders' Agreement or the Merger Agreement.

         (b) For purposes of this Agreement, the following terms shall have the following meanings:

(i) "RESTRICTED AREA" means each state of the United States (A) in which SSA is, as of the date of this Agreement, conducting any business activities, (B) in which Bodden is, as of the date of this Agreement, conducting any business activities, and (C) in which the Company or any of its Affiliates are, as of the date of this Agreement or at any time prior to the Termination Date, conducting any business activities.

(ii) "DESIGNATED INDUSTRY" means the business of SSA and Bodden as of the date of this Agreement, including the business of owning, selling, leasing, operating or servicing card or coin-operated laundry machines.

(iii) "AFFILIATE" shall mean, with respect to any person or entity (herein the "first party"), or any other person or entity that directly or indirectly controls, or is controlled by, or is under common control with, such first party (the term "control" as used herein (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to (A) vote twenty-five percent (25%) or more of the outstanding voting securities of such person or entity, or (B) otherwise direct the management or policies of such person or entity by contract or otherwise).

         2. CONFIDENTIALITY. Executive agrees that, for the benefit of the Company and each of its Affiliates, for a period beginning on the date of this Agreement and expiring on the tenth anniversary of the date of this Agreement, he shall not (nor shall Executive assist any other person to) directly or indirectly furnish, divulge, reveal, report, publish, or disclose (other than as may be required under applicable law) any Confidential Information (as hereinafter defined) to any person, firm, corporation or other entity, or hereafter use (or assist any person to use) such Confidential Information, except as expressly permitted by the terms of the Consulting Agreement. For purposes of this Agreement, the term "Confidential Information" means all information or material not generally known to the public, which gives the Company or any of its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be in the interests of the Company or any of its Affiliates, including, without limitation, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, processes, formulas, models, subscriber lists, sales representative lists, proprietary information, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections, and employee files. "Confidential information" also includes any information described above which the Company or any of the Affiliates obtains from another party and which the Company or such Affiliate treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company or such Affiliate.

         3. PAYMENT. In consideration of the covenants contained in Section 1 hereof, the Company shall pay to Executive on the date hereof a total of five thousand dollars ($5,000) in immediately available funds.

         4. SCOPE OF AGREEMENT. The parties acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that (a) all such provisions are reasonable under the circumstances of the transactions contemplated by the Merger Agreement, (b) are given as an integral and essential part of the transactions contemplated by the Merger Agreement and (c) but for the covenants of Executive contained in this Agreement, the Company would not enter into the Merger Agreement or consummate the transactions contemplated thereby, Executive has independently consulted with his counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the businesses conducted by the Company and its Affiliates.

         5. SPECIFIC PERFORMANCE; SEVERABILITY. It is specifically understood and agreed by the parties hereto that the breach by Executive of any provision of this Agreement will result in irreparable injury to the Company and its affiliates, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy they may have, the Company and each of its Affiliates shall be entitled to enforce the specific performance of this Agreement by Executive through both temporary and permanent injunctive relief without the necessity of proving actual damages. If the Company is required to post a bond in connection with obtaining any temporary or permanent injunctive relief, the parties hereto agree that such bond shall be limited in amount to $10,000 and that such amount is reasonable and adequate for such bond. In the event that any covenant or provision contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, such covenant or provision shall not be construed to be null, void and of no effect, but rather shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The existence of any claim or cause of action which Executive may have against the Company or any of its Affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement and shall be pursued through separate court action by Executive.

         6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts or choice of law provisions thereof.

         7. ATTORNEYS' FEES. If any suit or action is constituted by either party to enforce or in connection with any dispute relating to this Agreement, the prevailing party in such suit or action shall be entitled to have all court costs and attorneys' fees paid by the non-prevailing party.

         8. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon, the successors of the Company and its Affiliates by way of merger, consolidation or transfer of all or substantially all of the assets of the Company, and may not be assigned by Executive.

         9. NO CONFLICTING OBLIGATIONS. Executive hereby represents and warrants to the Company that he is not now under, or bound to be under in the future, any obligation to any person, firm or corporation which is or would be inconsistent or in conflict with this Agreement or would prevent, limit or impair in any way the full and absolute performance by Executive of his obligations hereunder. In addition, Executive covenants that he will not enter into or discuss entering into any such agreement.

         10. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement, the Merger Agreement, the Consulting Agreement and the Stockholders' Agreement constitute the entire agreement between the parties pertaining to their subject matter and supersede all prior and contemporaneous agreements, representations, negotiations and understandings of the parties, whether oral or written. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all the parties hereto.

         11. WAIVERS. The failure of any party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent failure or breach.

         12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         13. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be delivered in accordance with the provisions of the Merger Agreement.

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



         IN WITNESS WHEREOF, the parties have duly executed this Noncompetition Agreement as of the date and year first written above.



                        COMPANY:

                                      MAC-GRAY II, Inc., a Delaware corporation

                           /s/
                                      -----------------------------------------
                          Name:
                         Title:

                       EXECUTIVE:


                           /s/
                                      -----------------------------------------
                          Name:
                         Title:


                  NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

                               SCHEDULE OF SIGNORS





Name                                Date Signed
----------------------------------  -------------------------
Stewart G. MacDonald, Jr.           October 22, 1997

Neil F. MacLellan III               October 22, 1997

Michael J. Shea                     November 30, 1998